Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CELL

THERAPEUTICS, INC. AND NOVUSPHARMA S.p.A

On January 1, 2004, Cell Therapeutics, Inc. (CTI) and Novuspharma S.p.A (Novuspharma) completed the merger of Novuspharma into CTI. The following unaudited pro forma combined balance sheet as of September 30, 2003 and the unaudited pro forma combined statement of operations data for the nine months ended September 30, 2003 and the year ended December 31, 2002 are based on the historical consolidated financial statements of CTI and Novuspharma after giving effect to the merger, which was accounted for as an asset purchase, and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The financial information of Novuspharma has been reclassified to conform Novuspharma’s presentation format to that of CTI. The unaudited pro forma combined financial statements do not purport to represent what CTI’s financial position or results of operations would actually have been if the merger had in fact occurred on the dates indicated or to project CTI’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	CTI’s unaudited balance sheet as of September 30, 2003 has been combined with Novuspharma’s unaudited balance sheet as of September 30, 2003 as if the merger had occurred on September 30, 2003;

•	CTI’s unaudited statement of operations for the nine months ended September 30, 2003 has been combined with Novuspharma’s unaudited statement of operations for the nine months ended September 30, 2003 as if the merger had occurred on January 1, 2003; and

•	CTI’s statement of operations for the year ended December 31, 2002 has been combined with Novuspharma’s statement of operations for the year ended December 31, 2002 as if the merger had occurred on January 1, 2002.

The Novuspharma amounts combined in the pro forma combined financial statements referred to above were translated to U.S. dollars using a spot rate of 1.1651 as of September 30, 2003 and an average rate of 1.1121 and .94525 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

As an asset purchase, the total estimated purchase price of $196.3 million, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the Merger, based initially on management’s estimates of fair values as of September 30, 2003. A preliminary valuation of the intangible assets was performed by an independent third party, as the basis for the estimates of fair values of the intangible assets reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which is currently in process of being completed, will be based on management’s consideration of the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Novuspharma that exist as of January 1, 2004, the completion date of the merger. The purchase price in excess of the estimated fair values is then allocated on a pro rata basis to in-process research and development, or IPRD, and nonmonetary long-lived assets. In addition to the effect of the final valuation, other changes in Novuspharma’s net assets between September 30, 2003 and January 1, 2004 could cause material differences from the information presented.

These unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Novuspharma. This data should also be read in conjunction with CTI’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in CTI’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2003.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2003

(in thousands)

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$14,250	$95,472	$(4,724)	(A	)	$104,998
Securities available-for-sale	112,119	2,914	—			115,033
Interest receivable	1,489	70	—			1,559
Accounts receivable, net	775	294	(244)	(B	)	825
Inventory	798	—	—			798
Note receivable from officer	3,500	—	—			3,500
Prepaid expenses and other current assets	5,863	2,060	—			7,923

Total current assets	138,794	100,810	(4,968)			234,636
Property and equipment, net	11,614	5,937	4,446	(C	)	21,997
Goodwill, net	12,064	205	(205)	(D	)	12,064
Other intangibles, net	1,669	10	(10)	(E	)	5,570
			3,901	(F	)
Other assets and deferred charges	9,709	6,001	(3,418)	(G	)	12,292

Total assets	$173,850	$112,963	$(254)			$286,559

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,063	$3,623	$(244)	(B	)	$4,442
Accrued expenses	22,245	4,525	3,082	(G	)	29,852
Accrued liability related to PolaRx acquisition	30	—	—			30
Current portion of deferred revenue	888	631	—			1,519
Current portion of long-term obligations	1,830	63	—			1,893

Total current liabilities	26,056	8,842	2,838			37,736
Convertible senior subordinated notes	160,459	—	—			160,459
Convertible subordinated notes	29,640	—	—			29,640
Deferred revenue, less current portion	1,445	—	—			1,445
Other long-term obligations, less current portion	3,102	1,700	—			4,802
Commitments
Shareholders’ equity (deficit):
Common Stock	390,179	197,289	(197,289)	(H	)	580,329
			189,760	(I	)
			390	(J	)
Deferred stock compensation	(2,275)	—	(390)	(J	)	(2,665)
Accumulated other comprehensive income (loss)	(937)	—	—			(937)
Accumulated deficit	(433,819)	(94,868)	94,868	(H	)	(524,250)
			(90,431)	(K	)

Total shareholders’ equity (deficit)	(46,852)	102,421	(3,092)			52,477

Total liabilities and shareholders’ equity (deficit)	$173,850	$112,963	$(254)			$286,559

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2003

(in thousands, except per share amounts)

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
Revenues:
Product sales	$15,501	$—	$—		$15,501
License and contract revenue	2,048	2,182	(244)	(L)	3,986

Total revenues	17,549	2,182	(244)		19,487

Operating expenses:
Cost of product sold	619	—	—		619
Research and development	65,123	23,238	81	(M)	88,198
			(244)	(L)
Selling, general and administrative	39,099	8,381	65	(N)	48,212
			667	(O)
Amortization of purchased intangibles	1,001	1	585	(P)	1,587

Total operating expenses	105,842	31,620	1,154		138,616

Loss from operations	(88,293)	(29,438)	(1,398)		(119,129)
Other income (expense):
Investment and other income	1,496	2,482	—		3,978
Interest expense	(6,567)	—	—		(6,567)

Other income (expense), net	(5,071)	2,482	—		(2,589)

Net loss	$(93,364)	$(26,956)	$(1,398)		$(121,718)

Basic and diluted net loss per common share	$(2.80)	$(4.14)			$(2.49)

Shares used in calculation of basic and diluted net loss per common share	33,297	6,511		Note 3	48,926

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2002

(in thousands, except per share amounts)

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
Revenues:
Product sales	$11,393	$—	$—		$11,393
License and contract revenue	5,503	5,254	—		10,757

Total revenues	16,896	5,254	—		22,150

Operating expenses:
Cost of product sold	423	—	—		423
Research and development	58,759	32,007	108	(M)	90,874
Selling, general and administrative	49,800	6,123	86	(N)	56,898
			889	(O)
Amortization of purchased intangibles	6,701	2	780	(P)	7,483

Total operating expenses	115,683	38,132	1,863		155,678

Loss from operations	(98,787)	(32,878)	(1,863)		(133,528)
Other income (expense):
Investment and other income	4,819	4,345	—		9,164
Interest expense	(11,240)	—	—		(11,240)
Gain on exchange of convertible subordinated notes	55,305	—	—		55,305

Other income (expense), net	48,884	4,345	—		53,229

Net loss	$(49,903)	$(28,533)	$(1,863)		$(80,299)

Basic and diluted net loss per common share	$(1.48)	$(4.40)			$(1.63)

Shares used in calculation of basic and diluted net loss per common share	33,763	6,492		Note 3	49,392

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1. Description of Merger and Purchase Price

The unaudited pro forma condensed combined financial statements reflect the conversion of all the outstanding Novuspharma ordinary shares into approximately 15,629,000 shares of CTI common stock at the time of the merger. The calculation of the number of shares is based on outstanding Novuspharma ordinary shares of approximately 6,379,000 as of January 1, 2004, multiplied by the fixed exchange ratio of 2.45. The total cost of the merger is estimated to be approximately $196,260,000, based on a fair value of CTI common stock of $12.14, the average price of CTI common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the merger (June 12, 13, 16, 17, 18, 19 and 20, 2003).

The estimated total purchase price of the merger is as follows (in thousands):

Total value of CTI common stock	$189,760
Estimated direct transaction costs	6,500

Total estimated purchase price	$196,260

As an asset purchase, the total estimated purchase price as shown in the table above will be allocated to Novuspharma’s net tangible and intangible assets based initially on their estimated fair values as of January 1, 2004, the closing date of the merger. The estimated purchase price in excess of these estimated fair values is then allocated on a pro rata basis to IPRD and to non-monetary long-lived assets. The unaudited pro forma condensed combined financial statements included herein are based on the net assets of Novuspharma at September 30, 2003 in addition to the preliminary valuation. The preliminary valuation was performed by an independent third party, and subject to material changes upon completion of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the estimated purchase price is as follows (in thousands):

September 30, 2003
Cash and cash equivalents	$90,748
Securities available-for-sale	2,914
Interest receivable	70
Accounts receivable	294
Prepaid expenses and other current assets	2,060
Property and equipment	10,383
Other intangible assets	3,901
Other assets and deferred charges	6,001
Accounts payable and accrued expenses	(8,148)
Current portion of deferred revenue	(631)
Current portion of long-term obligations	(63)
Other long-term obligations, less current portion	(1,700)
Acquired in-process research and development	90,431

Total	$196,260

Acquired IPRD for the Merger was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased technology, which, at the effective time of the Merger, had not reached technological feasibility. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for each product, probability of technical success given the stage of development at the time of acquisition, royalty rates based on an assessment of industry market rates, product sales cycles, and the estimated life of a product’s underlying technology. The projections for revenues include assumptions that significant cash flows from product revenue would commence in 2006. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, general and administrative expenses, and research and development costs. The rate utilized to discount projected cash flows was 30%, and was based on the relative risk of each in-process technology and was based primarily on risk adjusted rates of return for research and development and the weighted average cost of capital for CTI at the time of the Merger.

The unaudited pro forma condensed combined balance sheet reflects acquired IPRD of approximately $90.4 million, representing the values determined by CTI’s management to be attributable to the IPRD assets associated with the technology acquired in the Merger as follows (in thousands):

BBR 2778 (NHL)	$83,338
BBR 2778 (MS)	7,093

$90,431

Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined statement of operations.

The most clinically advanced product in Novuspharma’s product development pipeline is Pixantrone, also known as BBR 2778. Pixantrone is in Phase III clinical trials in indolent NHL, in Phase II clinical trials in aggressive NHL, and is expected to enter clinical trials in MS during the first half of 2004. Pixantrone produced positive results in terms of efficacy and safety in preclinical trials and in Phase I and II trials. In preclinical studies, Pixantrone has shown notable activity in animal models of cancer, particularly in models of blood-born tumors such as lymphoma. For purposes of the valuation, Novuspharma has estimated that its future research and development costs for Pixantrone will be approximately $18.0 million through the launch year. Novuspharma expects that the new drug application to the FDA for Pixantrone will be filed in 2005 at the earliest. For purposes of the valuation, the estimated launch of Pixantrone for indolent NHL is 2006 with revenues for aggressive NHL and MS being generated through off label usage. However, significant risk remains relative to the uncertainties inherent in clinical trials and in ultimately obtaining regulatory approval.

The values associated with these programs represent values ascribed by CTI’s management, based on the discounted cash flows currently expected from the technologies acquired and a pro rata allocation of the purchase price in excess of the estimated fair values of non-monetary assets acquired. The estimated cash flows include the estimated development costs and estimated product launch dates referred to above with estimated lives of these products ranging from twelve to fourteen years after approval. If these projects are not successfully developed, the business, results of operations and financial condition of CTI may be adversely affected. As of the date of the Merger, CTI concluded that once completed, the technologies under development can only be economically used for their specific and intended purposes and that the in-process technology has no alternative future use after taking into consideration the overall objectives of the project, progress toward the objectives, and uniqueness of developments to these objectives.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect CTI’s deferred stock based compensation and transaction costs, to eliminate Novuspharma’s goodwill, other intangibles, and equity accounts, and to reflect changes in amortization charges resulting from these pro forma adjustments. The amounts presented to reflect the historical accounts of Novuspharma reflect the historical accounts reported in Euros in accordance with accounting standards generally accepted in the U.S. which were then translated to U.S. dollars using a spot rate of 1.1651 as of September 30, 2003 and average rates of 1.1121 and .94525 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

CTI has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)	Adjustment reflecting Novuspharma’s repurchase of 186,941 of its ordinary shares for $4,724,000 (€4,054,750 converted using the September 30, 2003 spot rate of 1.1651). This repurchase resulted from the exercise of recission rights by Novuspharma shareholders allowed for under Italian law and the Merger agreement.

(B)	Adjustment to eliminate CTI’s payable to Novuspharma and Novuspharma’s related receivable from CTI of $244,000 at September 30, 2003 for research and development services Novuspharma has performed for CTI.

(C)	Adjustment to record the allocated value to property and equipment of $4,446,000 at September 30, 2003 based on pro rata allocation of excess purchase price.

(D)	Adjustment to eliminate Novuspharma’s net goodwill of $205,000 at September 30, 2003.

(E)	Adjustment to eliminate Novuspharma’s net other intangibles of $10,000 at September 30, 2003.

(F)	Adjustment to record Novuspharma’s net other intangibles representing assembled workforce of $3,901,000 at September 30, 2003 based on estimated fair values and a pro rata allocation of excess purchase price.

(G)	To reflect CTI’s transaction costs, consisting primarily of financial advisory, legal and accounting fees totalling $6,500,000, including $3,418,000 that has been accrued or paid as of September 30, 2003 and is included in other assets and deferred charges. The estimated transaction costs of Novuspharma of $4,500,000 are not included in the pro forma adjustments.

(H)	Adjustment to eliminate Novuspharma’s historical shareholders’ equity accounts.

(I)	To reflect the issuance of approximately 15,629,000 shares of CTI common stock valued at $12.14 per share, or $189,760,000.

(J)	Adjustment to record deferred stock-based compensation of $390,000 related to restricted CTI stock to be issued to certain Novuspharma employees upon consummation of the Merger with restrictions that lapse after two years. Deferred stock-based compensation on restricted CTI stock was calculated based on the intrinsic value (fair value less the exercise price) at December 31, 2003. The intrinsic value was determined at December 31, 2003 as an estimate of the intrinsic value that will exist at the date of grant.

(K)	To reflect the write off of in-process research and development acquired by CTI of $90,431,000 at September 30, 2003.

(L)	Adjustment to record the elimination of research and development services performed by Novuspharma for CTI of $244,000 for the nine months ended September 30, 2003.

(M)	Adjustment to record additional research and development expenses for the amortization expense for deferred compensation of $81,000 and $108,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively, related to restricted CTI stock to be issued to certain Novuspharma employees.

(N)	Adjustment to record additional selling, general and administrative expenses for the amortization expense for deferred compensation of

$65,000 and $86,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively, related to restricted CTI stock to be issued to certain Novuspharma employees.

(O)	Adjustment to record additional selling, general and administrative expenses of $667,000 and $889,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively, related to depreciation expense attributable to additional value allocated to property and equipment using an estimated useful life of five years.

(P)	Adjustment to record additional amortization of purchased intangibles of $585,000 and $780,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively, attributable to the value allocated to assembled workforce using an estimated useful life of five years.

Note 3. Pro Forma Loss Per Share

The pro forma combined share and net loss per share data was prepared using the fixed exchange ratio of 2.45 shares of CTI common stock for each Novuspharma ordinary share outstanding at the time of the merger resulting in the issuance of approximately 15,629,000 shares of CTI common stock on January 1, 2002 for the year ended December 31, 2002 and January 1, 2003 for the nine months ended September 30, 2003. The impact of outstanding stock options and convertible debt has been excluded from the calculation of diluted net loss per share as the effect would be anti-dilutive.